Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces First Quarter 2018 Financial Results

Global retail sales growth of 16.8%

Domestic same store sales growth of 8.3%

International same store sales growth of 5.0%

Global net store growth of 110

Diluted EPS of $2.00, an increase of 58.7% over the prior year quarter

ANN ARBOR, Michigan, April 26, 2018: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the first quarter of fiscal 2018, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 8.3% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted positive results, with same store sales growth of 5.0% during the quarter. The first quarter marked the 97th consecutive quarter of positive international same store sales growth and the 28th consecutive quarter of positive domestic same store sales growth. The Company also had first quarter global net store growth of 110 stores, comprised of 79 net new international stores and 31 net new domestic stores. First quarter diluted EPS was $2.00, up 58.7% over the prior year quarter.

During the first quarter of 2018, the Company repurchased 448,008 shares of its common stock for approximately $101.1 million. Additionally, on April 24, 2018, the Board of Directors declared a 55-cent per share quarterly dividend for shareholders of record as of June 15, 2018, to be paid on June 29, 2018.

“The first quarter of 2018 was another outstanding performance by our franchisees and managers across the globe,” said J. Patrick Doyle, Domino’s President and Chief Executive Officer. “We delivered in every way: from global retail sales growth through strong domestic and international same store sales comps, to new stores, and through both delivery and carryout.

“As my tenure as CEO comes to a close, I am extremely proud of what we have accomplished as a global system over the past several years, and I am confident the future of Domino’s is in good hands. Our business model works, thanks to our committed and hard-working franchisees, our dedicated store managers and the visionary leaders who are among the best in the restaurant industry.”

First Quarter 2018 Highlights:

(dollars in millions, except per share data)	First Quarter of 2018	First Quarter of 2017
Net income	$88.8	$62.5
Weighted average diluted shares	44,377,509	49,706,023

Diluted earnings per share	$2.00	$1.26

•	Revenues increased $161.2 million, or 25.8%, in the first quarter of 2018. The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”) in the first quarter of 2018. This resulted in the recognition of $82.2 million in domestic franchise advertising revenues related to contributions from domestic franchisees to Domino’s National Advertising Fund Inc. (“DNAF”), the Company’s consolidated not-for-profit advertising fund. In the first quarter of 2017 under accounting standards in effect at that time, the Company had presented these contributions net with the related disbursements in its consolidated statement of income. Refer to the “Adoption of New Accounting Guidance” section on page three for additional information related to the adoption of this accounting standard. The remaining increase in revenues was due primarily to higher supply chain volumes resulting from order and store count growth. Higher domestic Company-owned store, domestic franchise and international franchise revenues resulting from higher same store sales and store count growth also contributed to the increase. Consolidated revenues also benefited from the positive impact of changes in foreign currency exchange rates.

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Domino’s Pizza: Q1 2018 Earnings Release, Page Two

•	Net Income increased $26.4 million, or 42.2%, in the first quarter of 2018. This increase was driven by an increase in global royalty revenues and higher supply chain volumes, partially offset by higher general and administrative expenses. A lower statutory tax rate resulting from the enactment of the Tax Cuts and Jobs Act of 2017 and a higher deduction related to excess tax benefits from equity-based compensation also positively impacted net income in the first quarter of 2018 through a reduction in the provision for income taxes. This increase in net income was partially offset by higher interest expense resulting from a higher average debt balance due to our recapitalization in 2017.

•	Diluted EPS was $2.00 for the first quarter versus $1.26 in the prior year quarter. This represents a 74-cent or 58.7% increase over the prior year quarter. This was driven by higher net income, as well as lower diluted share count, primarily resulting from share repurchases.

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	First Quarter of 2018	First Quarter of 2017
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 6.4%	+ 14.1%
Domestic franchise stores	+ 8.4%	+ 9.8%

Domestic stores	+ 8.3%	+ 10.2%

International stores (excluding foreign currency impact)	+ 5.0%	+ 4.3%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 12.7%	+ 13.4%
International stores	+ 20.8%	+ 13.0%

Total	+ 16.8%	+ 13.2%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 12.7%	+ 13.4%
International stores	+ 13.4%	+ 17.0%

Total	+ 13.1%	+ 15.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at December 31, 2017	392	5,195	5,587	9,269	14,856
Openings	5	30	35	104	139
Closings	—	(4)	(4)	(25)	(29)
Transfers (1)	—	31	31	(31)	—

Store count at March 25, 2018	397	5,252	5,649	9,317	14,966

First quarter 2018 net change	5	57	62	48	110

Trailing four quarters net change	2	248	250	716	966

(1)	In the first quarter of 2018, the Company began managing its franchised stores in Alaska and Hawaii as part of its Domestic Stores segment. Prior to 2018, the revenues from these franchised stores were included in the Company’s International Franchise segment. Consolidated results of the Company have not been impacted by this change and prior year amounts have not been reclassified to conform to the current year presentation.

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter fiscal 2018 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

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Domino’s Pizza: Q1 2018 Earnings Release, Page Three

Adoption of New Accounting Guidance

The Company adopted ASC 606 during the first quarter of 2018. ASC 606 requires a gross presentation on the consolidated statement of income for franchisee contributions received by and related expenses of DNAF, the Company’s consolidated not-for-profit advertising fund. Under prior accounting guidance, the Company had presented the restricted assets and liabilities of DNAF in its consolidated balance sheets and had determined that it acted as an agent for accounting purposes with regard to franchise store contributions and disbursements. As a result, the Company historically presented the activities of DNAF net in its consolidated statement of income and consolidated statement of cash flows. Upon the adoption of ASC 606, the Company determined that there are not performance obligations associated with the franchise advertising contributions received by DNAF that are separate from our domestic royalty payment stream, and as a result, these franchise contributions and the related expenses are presented gross in the Company’s consolidated statement of income and consolidated statement of cash flows. While this change will materially impact the gross amount of reported franchise revenues and expenses, the impact is generally expected to be an offsetting increase to both revenues and expenses such that the impact on income from operations and net income is not expected to be material. Refer to the Company’s Form 10-Q for the fiscal quarter ended March 25, 2018 for additional information regarding the adoption of ASC 606.

The Company also adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires that restricted cash and cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The Company historically presented changes in restricted cash and cash equivalents in the investing section of its consolidated statement of cash flows. This new guidance did not impact the Company’s financial results, but did result in a change in the presentation of restricted cash and restricted cash equivalents within the statement of cash flows. Refer to the Company’s Form 10-Q for the fiscal quarter ended March 25, 2018 for additional information regarding the adoption of ASU 2016-18.

2018 Recapitalization

On April 24, 2018, the Company completed a recapitalization with the receipt of $825.0 million of gross proceeds from its issuance of fixed rate senior secured notes.

The Company will use a portion of the proceeds from the recapitalization to repay the remaining $490.1 million in outstanding principal and interest under its 2015 five-year fixed rate notes on April 27, 2018. The proceeds will also be used to pay transaction-related fees and expenses and to pre-fund a portion of the principal and interest payable on the 2018 Notes. The Company will use the remaining proceeds for general corporate purposes. For further details, refer to the Company’s separate refinancing press release and the Company’s Form 10-Q for the quarter ended March 25, 2018.

Share Repurchases

During the first quarter of 2018, the Company repurchased and retired 448,008 shares of its common stock under its Board of Directors-approved open market share repurchase program for a total of approximately $101.1 million. As of March 25, 2018, the end of the first quarter, the Company’s total remaining authorized amount for share repurchases was approximately $648.9 million.

Subsequent to the first quarter of 2018, the Company repurchased and retired an additional 351,699 shares of common stock for a total of approximately $81.3 million, which was funded through borrowings of $80.0 million on its 2017 variable funding notes.

Liquidity

As of March 25, 2018, the Company had approximately:

•	$44.6 million of unrestricted cash and cash equivalents;

•	$3.15 billion in total debt; and

•	$128.3 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $46.7 million. Subsequent to the first quarter of 2018, the Company borrowed $80.0 million under its variable funding notes to fund share repurchases.

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Domino’s Pizza: Q1 2018 Earnings Release, Page Four

The Company invested $13.6 million in capital expenditures in the first quarter of 2018, versus $12.4 million in the first quarter of 2017. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $70.0 million in the first quarter of 2018.

(in thousands)	First Quarter of 2018
Net cash provided by operating activities	$83,676
Capital expenditures	(13,647)

Free cash flow	$70,029

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on global retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of nearly 15,000 stores in over 85 markets. Domino’s had global retail sales of over $12.2 billion in 2017, with more than $5.9 billion in the U.S. and more than $6.3 billion internationally. In the first quarter of 2018, Domino’s had global retail sales of over $3.1 billion, with over $1.5 billion in the U.S. and over $1.6 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the first quarter of 2018. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2017 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 60% of sales via digital channels and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, as part of an industry-first collaboration with Ford Motor Company, Domino’s began a meaningful test of delivery using self-driving vehicles.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.

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Domino’s Pizza: Q1 2018 Earnings Release, Page Five

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our domestic and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete domestically and internationally in our intensely competitive industry; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in our effective tax rate; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q1 2018 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarters Ended
	March 25, 2018	% of Total Revenues	March 26, 2017	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$121,186		$113,545
Domestic franchise royalties and fees	89,490		79,901
Supply chain	440,063		388,553
International franchise royalties and fees	52,421		42,218
Domestic franchise advertising	82,211		—

Total revenues	785,371	100.0%	624,217	100.0%

Cost of sales:
Domestic Company-owned stores	93,038		87,184
Supply chain	392,468		343,217

Total cost of sales	485,506	61.8%	430,401	69.0%

Operating margin	299,865	38.2%	193,816	31.0%

General and administrative	84,178	10.7%	77,782	12.4%
Domestic franchise advertising	82,211	10.5%	—	-%

Income from operations	133,476	17.0%	116,034	18.6%
Interest expense, net	(29,806)	(3.8)%	(25,520)	(4.1)%

Income before provision for income taxes	103,670	13.2%	90,514	14.5%
Provision for income taxes	14,843	1.9%	28,045	4.5%

Net income	$88,827	11.3%	$62,469	10.0%

Earnings per share:
Common stock – diluted	$2.00		$1.26
Dividends declared per share	$0.55		$0.46

Domino’s Pizza: Q1 2018 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 25, 2018	December 31, 2017
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$44,609	$35,768
Restricted cash and cash equivalents	145,186	191,762
Accounts receivable, net	174,416	173,677
Advertising fund assets, restricted	112,265	120,223
Inventories	41,229	39,961
Prepaid expenses and other	18,718	18,389

Total current assets	536,423	579,780
Property, plant and equipment, net	169,525	169,586
Other assets	92,352	87,387

Total assets	$798,300	$836,753

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$32,342	$32,324
Accounts payable	88,979	106,894
Advertising fund liabilities	105,830	120,223
Other accrued liabilities	157,615	138,844

Total current liabilities	384,766	398,285
Long-term liabilities:
Long-term debt, less current portion	3,117,193	3,121,490
Other accrued liabilities	67,205	52,362

Total long-term liabilities	3,184,398	3,173,852
Total stockholders’ deficit	(2,770,864)	(2,735,384)

Total liabilities and stockholders’ deficit	$798,300	$836,753

Domino’s Pizza: Q1 2018 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarters Ended
	March 25, 2018	March 26, 2017
(In thousands)
Cash flows from operating activities:
Net income	$88,827	$62,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,069	9,498
Losses on sale/disposal of assets	365	182
Amortization of debt issuance costs	1,177	1,400
Provision for deferred income taxes	566	6,232
Non-cash compensation expense	6,063	5,220
Excess tax benefits from equity-based compensation	(8,410)	(6,498)
Other	(57)	(52)
Changes in operating assets and liabilities	(15,405)	7,242
Changes in advertising fund assets and liabilities, restricted	(519)	(9,065)

Net cash provided by operating activities	83,676	76,628
Cash flows from investing activities:
Capital expenditures	(13,647)	(12,444)
Proceeds from sale of assets	—	779
Maturities of advertising fund investments, restricted	4,007	—
Other	(499)	544

Net cash used in investing activities	(10,139)	(11,121)
Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(8,078)	(9,718)
Proceeds from exercise of stock options	3,718	1,433
Purchases of common stock	(101,084)	(12,721)
Tax payments for restricted stock upon vesting	(2,299)	(4,896)
Payments of common stock dividends and equivalents	(79)	(253)

Net cash used in financing activities	(107,822)	(26,155)

Effect of exchange rate changes on cash	48	32

Change in cash and cash equivalents, restricted cash and cash equivalents	(34,237)	39,384

Cash and cash equivalents, beginning of period	35,768	42,815
Restricted cash and cash equivalents, beginning of period	191,762	126,496
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	27,316	25,091

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	254,846	194,402

Cash and cash equivalents, end of period	44,609	52,094
Restricted cash and cash equivalents, end of period	145,186	165,666
Cash and cash equivalents included in advertising fund assets, restricted, end of period	30,814	16,026

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$220,609	$233,786

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